Exhibit 10.18

KALNIN VENTURES, LLC

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of the 18th day of February, 2020 (“Effective Date”), regardless of the date the Agreement is executed, by and between Kalnin Ventures, LLC, a Delaware limited liability company (hereinafter referred to as “Employer”), and Eric Jacobsen, [***] (hereinafter referred to as “Employee”). Collectively, Employer and Employee shall be referred to as the “Parties.”

A.	Employer desires to engage Employee in the position of Chief Operating Officer, based in Denver, Colorado, provided Employee’s work will be focused upon the Company’s assets and operations which are currently located in Pennsylvania and Texas.

B.	Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms and conditions set forth herein.

C.	In consideration of the mutual covenants and promises of the Parties hereto, Employer and Employee agree as follows:

1.     Agreement to Employ and be Employed: Employer hereby agrees to employ Employee and Employee hereby accepts and agrees to such employment.

2.     At-Will Employment: Employee’s employment is at-will. Nothing in this Agreement guarantees Employee employment with Employer for any specific period. This means that, subject to the provisions of this Agreement, Employer may terminate employee at any time with no advance notice, procedure, or formality and for any lawful reason. Similarly, subject to the provisions of this Agreement, Employee may resign his employment at any time and for any reason.

3.     Description of Employee’s Duties: Employee will be employed as Chief Operating Officer. Employee’s job duties are set forth in Exhibit 1. The position is exempt from overtime under both state and federal laws and regulations.

4.     Manner of Performance of Employee’s Duties: Employee shall be a full-time employee of Employer, shall devote his best efforts and entire business time, attention, and services exclusively to the business and affairs of Employer, and shall perform his duties as set forth in Exhibit 1 with fidelity and to the best of his ability, experience, and talent. Employee shall also perform the duties of his position to the reasonable satisfaction of Employer.

Employee will not engage in the performance of services for any other business or entity during the term of this Agreement unless the performance of such services is approved by Employer in advance.

Notwithstanding anything in this Section 4, or in any other provision of this Agreement to the contrary, Employer hereby approves Employee’s continued participation in, and service to, the business enterprise identified and described in Exhibit 2.

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5.     Compensation: In consideration of the services to be provided by Employer during employment, Employer shall compensate Employee as follows:

a.	During his employment, Employee shall receive the equivalent of an annual base salary of Four Hundred Thousand U.S. Dollars ($400,000.00), less applicable payroll deductions and required taxes and withholdings (“Base Compensation”), with partial periods prorated. Employee’s Base Compensation shall be payable in equal periodic installments according to Employer’s customary payroll practice. The Base Compensation is based on and intended to compensate Employee for all hours worked.

b.	During his employment, Employee may participate in Employer benefit plans and programs described in the attached Exhibit 3, to the extent that Employer maintains such plans or programs and in accordance with the eligibility and participation criteria applicable to each such plan or program. Employee acknowledges that the Employer has the right to change, modify, or eliminate benefits provided to its employees from time to time in Employer’s sole discretion without notice to employees. As such, Employee acknowledges and agrees that this Agreement does not create a specific entitlement to any benefits, and that Employee will receive benefits at the same level as similarly situated employees of Employer.

c.	During his employment, Employee may also, in Employer’s sole discretion, receive compensation each calendar year in addition to his Base Compensation. Such additional compensation will be paid, if at all, in the form of an Annual Target Bonus, which Employer intends to fall between 0 percent and 40 percent (0-40%) of the annual Base Compensation. The availability of any bonus will be determined based upon Employer’s performance and will consider Employee’s individual effort and satisfactory achievement of established performance goals. Any such Annual Target Bonus (if any) will be paid to Employee, in full and subject to applicable tax, not later than March 15 of the calendar year following the calendar year during which Employee performed the services that gave rise to that Bonus. The bonus would be pro-rated based on your hire date.

Nothing in this provision (c) is intended to guarantee Employee the payment of a bonus in any amount other than as described in provision (c).

d.	Paid Time Off (PTO). PTO includes vacation, sick, personal time, etc. Employee is eligible to accrue up to 25 days of PTO per year. Paid time off is accrued on a pro-rata basis at the rate of 2.08 days/Bi-Weekly throughout the year. Under Employer’s policy, employees do not accrue PTO once they have earned their maximum paid time off hours per year. The accrual will resume once the amount of accrued PTO is less than the maximum possible accrual. Available PTO will automatically carry over into the new calendar year. Up to 10 days of accrued, unused paid time off will be paid out upon separation, unless otherwise required by law. Advanced but unaccrued paid time off will be deducted from an employee’s final paycheck, to the extent permitted by law and Employee hereby authorizes such deduction in accordance with applicable law and waives the right to presentment, notice and protest.

e.	Severance. In the event Employee is terminated without cause, as determined by the Company in good faith, Employee shall receive severance in an amount equal to three (3) months of Employee’s salary as stated in this Agreement (“Severance Amount”) with payment of such Severance Amount to be paid by Company to Employee within 30 days after termination of Employee’s employment with Company.

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The compensation described in this Section 5 constitutes all compensation made available by Employer for the services of Employee. No other or additional compensation in any form will be considered or paid for during the period of this Agreement.

6.     Confidentiality: Employee acknowledges that, in the course of performing and fulfilling his duties hereunder, he may have access to and be entrusted with nonpublic information belonging to, developed by, licensed by, or otherwise in the possession of, Employer or its clients. To protect such information, Employee agrees that he will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than Employer, any Confidential Information, as defined below, whether prepared by Employee or not. At the request of Employer, Employee agrees to deliver to Employer, at any time during his employment, or thereafter, all Confidential Information which he may possess or control.

Employee shall be permitted to disclose Confidential Information if and to the extent disclosure of any part thereof is specifically required by law; provided, however, that in the event such disclosure is required by applicable law, Employee shall provide Employer with prompt written notice of such requirement, prior to making any disclosure, so that Employer may seek an appropriate protective order, and Employee only shall disclose information as necessary to comply with legal process. Moreover, in accordance with the Defend Trade Secrets Act (“DTSA”), an employee will not be held criminally or civilly liable under any federal or state trade secret law if an employee discloses a trade secret in confidence to federal, state, or local government officials, to his/his attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding.  Further, an employee who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if the individual: (a) files the document containing the trade secret in a sealed court document and (b) does not disclose the trade secret, except pursuant to court order. The DTSA does not, however, offer protection from liability for individuals who access trade secrets by unlawful means.

Notwithstanding the foregoing, nothing in this Agreement is intended to prevent Employee from engaging in activity protected by the National Labor Relations Act, including engaging in discussion of concerns about working conditions or other concerted activities.

“Confidential Information” means any of Employer’s and its Affiliates’ confidential information including, without limitation, all provisions hereunder, any information, processes, plans, data calculations, software storage media or other compilation of information, patent, patent application, copyright, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, formulae, improvements or other proprietary or intellectual property of the Employer, whether or not in written or tangible form, and whether or not registered or labeled as confidential, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The covenant in this Section 6 shall survive termination of this Agreement. “Affiliate” is defined as all parent, sister and subsidiary companies.

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7.     Inventions, Ideas, and Other Intellectual Developments: In view of the purposes of Employer and the need to secure for the Employer and/or Interested Parties (defined below) their right to Intellectual Developments (defined below) related to the business of Employer and/or such Interested Party, Employee understands that Employer must be in a position to use, assign, and otherwise dispose of Intellectual Developments made by its staff members and employees. Accordingly, except for those items excluded by Section 12 below, Employee shall promptly disclose to Employer and, when requested, furnish to the Employer a complete record of every discovery, invention, improvement, innovation, design, analysis, reports, drawings, copyright, intellectual property right and other definite and useful idea or compilation of information of value (individually and collectively an “Intellectual Development”), which Employee may make or originate, individually or with others, at any time during the term of Employee’s employment by the Employer. Employee hereby assigns to the Employer or its nominee the entire rights throughout the world to such Intellectual Developments which relate to the current or potential business or activities of the Employer or any Interested Parties or which results from Employee’s work with Employer. The term “Interested Parties” means any person having a business relationship with the Company where the relationship gives rise to a claim by that person to some interest in Intellectual Developments made by employees and associates of the Employer or its Affiliates.

8.     Cooperation: Employee shall fully cooperate with Employer or its designees in securing, in the name of the Company or its designees, rights with respect to the Intellectual Developments described in Section 7 above, in all countries. Employee shall promptly execute all proper documents presented for signature and do all things reasonably required to enable Employer or its designees to accomplish the above, at any time during or after Employee’s employment.

9.     Shop Rights and Holdover: Employee agrees that Employer or its designees shall be entitled to shop rights to any Intellectual Developments conceived or made by Employee that is not related to the Employer’s trade secrets and/or Confidential Information but conceived or made on Company time or with the use of Employer’s facilities or materials. Employee further agrees that any Intellectual Developments related to Employer’s trade secrets and/or Confidential Information described by Employee in a patent, service mark, trademark, or copyright application, disclosed by Employee in any manner to a third person, or created by Employee or Employee’s affiliates or any person with whom Employee has any business, financial or confidential relationship, within one (1) year after cessation of Employee’s employment with Employer for any reason, was conceived or made by Employee during Employee’s employment with Employer and is therefore the sole property of Employer or its designees.

10.   Information and Testimony: For a period of time up to five years from Employee’s last date of employment with Employer, Employee shall, without expense to Employee, give such true information and testimony at reasonable times and places upon prior notice, under oath if requested, as may be requested by Employer or its designees relative to any Intellectual Development described in Section 7 above.

11.   Interest of the Employee: As to inventions, applications for patents, and copyrightable material in which Employee presently holds an interest and which are not subject to this Agreement:

Check One:

☒ Employee has no such property.

☐ Employee has described all such property in Section 12, below.

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12.   Description of Inventions, Applications for Patents and Copyright Material Exempted in Section 11.

Employee to insert description of applicable inventions, patents and copyright material below.

By: _________________on__________________

______________                                  Date

13.   Restrictive Covenant: Because Employee will be provided with proprietary, confidential, and trade secret information, the Employee shall not, during his employment:

a.	enter into, own, manage, operate, control, be employed with, or engage, as an employee, associate, officer, director, shareholder, partner or in any other capacity, on behalf of any association, enterprise, company, or firm that provides services or products in competition with Employer, except as otherwise provided in Exhibit 2 to this Agreement;

b.	directly or indirectly solicit or attempt to solicit the business of any client or customer or active customer prospect of the Employer or any of its Affiliates for his own benefit or that of any third person or organization; and

c.	directly or indirectly induce any employee or contractor of Employer or any of its Affiliates to leave his or his employment or independent contract with Employer or any of its Affiliates.

14.   Non-Disparagement: Employee agrees that at any time during his employment with the Employer and at any time thereafter, Employee shall not, except in the good faith commission of his duties and responsibilities, make, or cause or assist any other person to make, any statement or other communication that impugns or attacks, or is otherwise critical to the reputation, business or character of the Employer or any of its officers, directors, members, managers, employees, products or services.

15.   Reasonableness of Restraints, Irreparable Harm: Employee acknowledges that: (a) the agreements and covenants contained herein are reasonably necessary to protect the goodwill, Confidential Information, Intellectual Developments, trade secrets, and other business interests of Employer; (b) any breach of the covenants contained herein will cause Employer immediate irreparable harm for which injunctive relief would be necessary; (c) the covenants contained herein are essential and material elements of this Agreement and Employer would not have entered into this Agreement or permitted Employee to obtain employment or remain employed without those covenants being included in this Agreement; (d) Employee has had the opportunity to consult with and be advised by legal counsel concerning the reasonableness and propriety of the covenants contained herein; and (e) in the event of any violation or attempted violation of the covenants contained herein, Employer shall be entitled to a temporary restraining order, temporary or permanent injunctions, and other injunctive relief, without any showing of irreparable harm or damage or any need to post a bond, in addition to any other rights or remedies which may then be available to Employer. In addition to, but not instead of, any other legal or equitable remedies available to Employer, Employee hereby agrees to reimburse Employer for reasonable attorneys’ fees and costs incurred by Employer in the event Employer is successful in showing a violation or attempted violation of this Agreement as determined by a court of competent jurisdiction.

16.   No Existing Obligations: Employee represents that Employee: (a) is not subject to a confidentiality, trade secret, conflict of interest, or non-competition agreement with any former employer, contractor or third party, except for the Separation and General Release Agreement in Exhibit 4; and (b) has no continuing obligations to any former employer, contractor or third party with respect to the ownership or assignment of any proprietary rights, including, but not limited to, inventions, ideas, copyrights, trade secrets or patents, including any such rights in information, or creations or materials Employee conceived or made, in whole or in part that will impact Employee’s services for Employer. Employee understands that any such agreement or obligation, as well as any trade secret and other property laws, may restrict Employee from using any secret or proprietary information that belongs to any former employer, contractor or third party, either for Employee’s own benefit or for anyone else’s benefit, including Employer. Employee also understands that Employee, or anyone else who uses or benefits from a third party’s proprietary information, may be liable to that third party; therefore, Employee agrees not to use any confidential, trade secret, or proprietary information that belongs to any former employer, contractor, or third party during the term of employment, either for Employee’s own benefit or to benefit Employer or any of its clients, customers, or affiliates.

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17.   Assignment: This Agreement may be assigned by Employer to any affiliated or successor employer without the consent of Employee, and so long as the affiliate or successor accepts the assignment, this Agreement will continue to be binding upon the Employee. This Agreement may not be assigned by Employee.

18.  Severability: Each paragraph of this Agreement shall be and remain separate from and independent of, and severable from, all and any other paragraphs herein except where otherwise indicated by the context of the Agreement. To the extent any portion of this Agreement, or any portion of any provision of this Agreement is held to be invalid or unenforceable, it is the Parties’ express intent it shall be construed by severing, limiting and reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions, and/or portions thereof, shall remain in full force and effect.

19.   Modification: Any modification of this Agreement or any additional obligation assumed by either Party in connection with this Agreement shall be in writing and signed by each Party.

20.   No Waiver: The failure of either Party to this Agreement to insist upon the performance of any terms and conditions or the waiver of any breach of any terms and conditions of this Agreement shall not be construed as thereafter waiving such terms and conditions, but the same shall continue to remain in full force and effect.

21.   Complete Agreement: This Agreement contains the complete agreement concerning the employment agreement between the Parties and supersedes any and all prior understandings and agreements between the Parties concerning the subject matter hereof. The Parties stipulate that neither has made any representation with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

22.   Interpretation of Agreement: The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado, without regard to its conflict of law provisions. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

23.   Survival: The terms and provisions of Sections 6 through 14 of this Agreement shall survive the cancellation, termination, or expiration of this Agreement.

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24.   Resolution of Disputes: The parties consent and agree that, except as set forth in this Section 24, any action or proceeding between them arising from this Agreement shall be exclusively referred to binding arbitration in Denver, Colorado in accordance with the rules of the Commercial Arbitration (“AAA”) Rules and Mediation Procedures before a single arbitrator selected by the Employer. The decision of the arbitrator shall be final, non-appealable and binding upon the parties and may be enforced in any court having jurisdiction thereof. The AAA Rules regarding discovery shall apply to arbitration under this Agreement. The Arbitrator selected according to this Agreement shall decide all discovery disputes. The parties shall split the administrative cost of arbitration equally and each party shall be responsible for the payment of its own respective legal fees. Claims whise mandatory arbitration is prohibited by a valid non-preempted law are explicitly excluded from this Arbitration provision. CLAIMS IN ARBITRATION SHALL BE FILED AND MAINTAINED ONLY ON AN INDIVIDUAL BASIS. EMPLOYEE MAY NOT FILE OR MAINTAIN ANY CLAIM IN ARBITRATION ON BEHALF OF OTHISS, COLLECTIVELY OR OTHISWISE, OR AS A NAMED PLAINTIFF/CLAIMANT OR MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING. THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PARTY’S CLAIMS, AND MAY NOT OTHISWISE PRESIDE OVER ANY FORM OF A COLLECTIVE, CLASS, OR REPRESENTATIVE ARBITRATION PROCEEDING. Notwithstanding the foregoing, any claim related to Sections 6 through 14 of this Agreement shall be asserted exclusively in the state or federal courts of the State of Colorado, and Employee hereby expressly consents to the jurisdiction thereof.

25.   Notice: Notice shall be provided in writing via certified mail (return receipt requested), overnight courier or personal delivery to the address set forth below.

If to Employer:	If to Employee:

Kalnin Ventures, LLC
Attn: Christopher P. Kalnin	Eric Jacobsen
1200 17th Street, Suite 2100	[***]
Denver, CO 80202	[***]
Email: [***]	Email: [***]

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on the date or dates set forth below.

/s/ Christopher P. Kalnin	/s/ Eric Jacobsen
Christopher P. Kalnin, CEO	Eric Jacobsen
Kalnin Ventures, LLC

Date:	February 11, 2020	Date:	February 10, 2020

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EXHIBIT 1

Exempt

Full-time Position

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EXHIBIT 2

Employee’s Existing Business Enterprises

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EXHIBIT 3

Summary of Benefits Currently Offered by

Kalnin Ventures, LLC (“Employer”)

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